FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. TO BUILD NEW 700,000 SQUARE FOOT DISTRIBUTION CENTER IN FORT PAYNE, ALABAMA

Secaucus, New Jersey - September 26, 2006 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) announced that representatives from the Company attended a ground breaking ceremony today for its new 700,000 square foot automated distribution center in Fort Payne, Alabama. The Company expects the construction phase of its new facility to take approximately one year.

The Company continues to implement its store expansion initiatives and its increased presence in the southern states has been met with strong customer demand. The new distribution center will effectively service that region and increase overall distribution efficiencies.

“We are delighted to have chosen Fort Payne for the site of our new distribution center,” said Mark Rose, Senior Vice President, Chief Supply Chain Officer. “We look forward to a great new team and facility playing a critical role in our distribution network.”
Governor Robert Riley added, “I am extremely pleased that The Children’s Place has chosen Alabama for a substantial new distribution center and believe it is a testament to the many business advantages that our state offers expanding companies. With approximately 250 new jobs coming to DeKalb County as a result of this new facility, this project is very positive news for the region. We welcome The Children’s Place to Alabama.”

The Company currently has three distribution centers: Ontario, California; Dayton, New Jersey; and Ontario, Canada.

The Children's Place Retail Stores, Inc. is a leading specialty retailer of children's merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary "The Children's Place" and licensed "Disney Store" brand names. As of August 26, 2006, the Company owned and operated 827 The Children's Place stores and 325 Disney Stores in North America and The Children's Place online store at www.childrensplace.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

Contact:	The Children's Place Retail Stores, Inc.
	Susan LaBar, Manager Investor Relations	(201) 453-6955
	Andrea McClarren, Manager Public Relations	(201) 558-2316

Contact:	Governor Riley’s Office
	Jeff Emerson, Communications Director	(334) 242-7150